EXHIBIT 99.1

First Cash Nominates Ambassador Jorge Montano to its Board of Directors

ARLINGTON, Texas, May 3, 2010 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) announced that its Board of Directors has nominated Ambassador Jorge Montano to stand for election as a director at the Company's Annual Meeting of shareholders on June 16, 2010.

Ambassador Montano, age 64, is a native and resident of Mexico, where he has served in a variety of senior diplomatic positions and business consulting roles. Amb. Montano's long diplomatic career includes service as Ambassador of Mexico to the United States, permanent representative of Mexico to the United Nations and Assistant Secretary of Foreign Affairs. He currently serves as president of Asesoria y Analisis, a Mexico-based consulting and lobbying firm, a position he has held since 1995.

"We are very pleased that Amb. Jorge Montano has accepted the nomination to join our Board," said Mr. Rick Wessel, vice chairman and chief executive officer for First Cash.  "We believe that his extensive knowledge and experience regarding business, political and governmental affairs in Mexico makes him uniquely qualified to serve as director for First Cash, given the Company's significant operations in Mexico and plans for continued growth in Latin America."

Amb. Montano has a doctoral degree in International Affairs from the London School of Economics and he has been a professor of International Organizations at Instituto Tecnologico Autonomo de Mexico (ITAM) since 1996. He is also the Vice President of the Mexican Council on Foreign Affairs and was recently elected by the United Nations General Assembly to serve as one of twelve members of the International Narcotics Control Board in Vienna, Austria.

The nomination of Amb. Montano to the Board would fill the vacancy resulting from the decision of Ms. Tara MacMahon not to seek re-election to the Board. Ms. MacMahon will serve out her existing term as a director which expires on June 16, 2010, the date of the Annual Meeting. "Tara has been instrumental in positioning the business for long-term profitable growth and we would like to thank her for her many years of dedicated service as a member of our board," said Mr. Phillip Powell, Chairman of the Board of Directors at First Cash.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in certain locations, provide other short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, installment loans, check cashing, credit services and other financial services products. The Company owns and operates over 560 stores in eight U.S. states and 19 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman and Chief Executive Officer
          Doug Orr, Executive Vice President and Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com